Felix Danciu and Juan Pablo Santos Join Fuego Entertainment's Board of Directors

MIAMI, July 5 /PRNewswire-FirstCall/ -- Fuego Entertainment, Inc. (OTC Bulletin Board: FUGO), primarily engaged in directing, production, marketing, and distribution of entertainment products, including feature and short films, documentaries, television shows, music, and tour productions, today announced that Felix Danciu and Juan Pablo Santos have been added to the board of directors. It is anticipated that Mr. Danciu and Mr. Santos will be nominated for election to Fuego's Board of Directors at the Company's 2007 Annual Meeting of Shareholders.

'Mr. Danciu and Mr. Santos both bring tremendous leadership and corporate experience to the Board,' said Hugo Cancio, CEO. 'They will complement each other with notable skills in the media industry, Mr. Danciu in finance and Mr. Santos in production. We will continue to strengthen ourselves by achieving the right balance of expertise in achieving our goal of becoming a media conglomerate.'

Mr. Danciu is an investment banker specializing in leveraged buyouts and corporate finance. An expert in financial analysis and securities valuation, Mr. Danciu has completed numerous corporate transactions and has extensive knowledge and experience in the research and trading of equity strategies and high-yield bonds. Mr. Danciu founded Olive Capital LLC in 2002 as a private merchant and investment bank focused on middle-market companies. He is a graduate of Cornell University with degrees in economics and government. In addition to serving on the board of directors as an independent member, Mr. Danciu will also serve as Chairman of the Audit Committee and is qualified and designated by the Company to be its Audit Committee Financial Expert.

Mr. Santos is the president and owner of R.O.C. Productions, a multimedia consulting company for the U.S. Hispanic market. He began his career with the first cable TV station in Colombia, later moving to Madrid, Spain, to study TV and film production. After completing post-graduate studies at the prestigious Vancouver Film School in Canada, he moved to Miami, Florida, where he started work as a producer for SKY Latin America. Within four years, he became vice president of creative services for SKY and left in 2003 to set up TV COLOMBIA, a satellite and cable channel targeting the Colombian community around the world. Later, Mr. Santos was a key factor in the re-launch of DIRECTV Latin America in April of 2005. For the past 15 months, Mr. Santos has worked in the creation and development of a new free television channel for the island of Puerto Rico targeting 16- to 34-year-olds with quality, locally made television; he is currently vice-president of this endeavor.

This press release contains statements, which may constitute 'forward- looking statements' within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Fuego Entertainment, Inc., members of their management, and assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

CONTACT: Fuego Entertainment, Inc., Dan York, Investor Relations, 214 675-2531 ir@fuegoentertainment.net